UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Synalloy Corporation
(Name of Registrant as Specified in Its Charter)

Privet Fund LP Privet Fund Management LLC Ryan Levenson UPG Enterprises LLC Paul Douglass Christopher Hutter Andee Harris Aldo Mazzaferro Benjamin Rosenzweig John P. Schauerman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Privet Fund LP and UPG Enterprises LLC, together with the other participants named herein (collectively, the “Stockholder Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of the Stockholder Group’s slate of highly qualified director nominees to the Board of Directors of Synalloy Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2020 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 26, 2020, the Stockholder Group issued the following press release, which references a letter that the Stockholder Group is mailing to the Company’s stockholders. The letter is attached hereto as Exhibit 1 and is incorporated herein by reference and was also posted to www.StrengthenSynalloy.com.

Privet Fund and UPG Enterprises Send Letter to Synalloy Stockholders Exposing the Wasteful Misinformation Campaign Being Waged by the Company’s Board of Directors

Letter at www.StrengthenSynalloy.com Lays Out Indisputable Data and Facts to Address the Falsehoods, Shoddy Diligence and Misrepresentations Synalloy’s Leadership is Shamelessly Peddling to Stockholders

Contends the Board and CEO Craig Bram are Attacking the Stockholder Group, Its Nominees and Their Strong Plan to Distract From Synalloy’s Non-Existent Strategy and Operational Failings

Reiterates Privet and UPG’s Nominees Possess Relevant Industry Experience, Operating Expertise and a Credible Plan for Delivering Enduring Value

Urges Stockholders Tired of Owning Chronically Underperforming Synalloy Shares to Vote on the WHITE Proxy Card to Refresh the Board with our Slate of Highly-Qualified and Independent Nominees

ATLANTA & CHICAGO--(BUSINESS WIRE)--Privet Fund Management LLC (together with its affiliates, "Privet") and UPG Enterprises LLC (together with its affiliates, “UPG” and collectively with Privet, the "Stockholder Group" or “we” or “us”), which collectively own approximately 24.9% of the outstanding common stock of Synalloy Corporation (NASDAQ: SYNL) (“Synalloy” or the "Company"), today announced that they have mailed a letter to stockholders in connection with their nomination of five highly-qualified and independent candidates for election to the Company’s eight-member Board of Directors (the “Board”) at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled to be held on June 30, 2020. The letter exposes and addresses the many falsehoods and misrepresentations included in Synalloy’s recent communications to stockholders. Please visit www.StrengthenSynalloy.com to learn more about the Stockholder Group’s case for meaningful change and obtain important information about how to vote on the WHITE Proxy Card for our full slate of nominees.

Ben Rosenzweig, Partner at Privet, and Chris Hutter, Co-Founder at UPG, commented:

“This year’s Annual Meeting is far too important to the future of Synalloy and its stockholders to be undermined by misinformation. Unfortunately, the Board appears to be wasting an incredible amount of corporate resources on a self-serving campaign to spread patently false information and promote delusions of a supposedly ‘proven plan’ that nobody ever heard of prior to last week. The only thing more absurd than the incumbent directors’ lack of familiarity with UPG and its status as an industry leader is the idea that management has been advancing a strategic plan. The reality is the sum total of Synalloy leadership’s past record has resulted in chronic underperformance, deteriorating margins and rising debt. Stockholders no doubt recognize that the Board is contradicting itself by asking them to believe it has a ‘proven plan’ when Synalloy only recently announced its intent to pursue a future, hypothetical sale against the backdrop of the worst M&A market in decades. We are confident that stockholders will see through Synalloy’s smoke and mirrors. That is why our letter draws on just the facts to expose Synalloy’s revisionist history and refute its recent effort to miscast the Stockholder Group, our nominees and their value-enhancing plan.”

Some of the critical, indisputable facts stockholders should focus on include:

•	Privet and UPG have taken the time to develop a thoughtful plan to deliver up to $25 per share in near-term value. As far as we can tell, Synalloy’s leadership has offered no strategy for producing anything close to that value and, in fact, performance continues to suffer dramatically under the incumbents’ watch.
•	Synalloy’s leverage profile continues to indicate that the Company could breach covenants and face distress if current leadership maintains its pattern of deteriorating financial performance and reckless spending. We have a plan and relationships that can immediately address the risks for all stakeholders associated with Synalloy’s debt load and declining results.
•	Chris Hutter has successfully grown UPG to 2.5x the size of Synalloy and is confident that he can quickly implement our value-creating plan as Synalloy’s interim Chief Executive Officer. On the other hand, Synalloy’s leadership is hoping to distract stockholders from the “lost decade” under Chief Executive Officer Craig Bram.
•	More than half of our slate possesses direct metals and manufacturing leadership experience. This is in stark contrast to the incumbent Board, which does not have a single member with prior leadership experience at a metals company.
•	Privet and UPG are investing their own capital and resources in a campaign to enhance the Board and improve the Company. Synalloy’s leaders rejected good faith proposals sent to them before we ever nominated directors and is now wasting stockholders’ capital on entrenchment efforts.
•	Privet and UPG are firmly aligned with stockholders. The incumbent Board is apparently more aligned with Mr. Bram, who is perhaps the most underqualified and underperforming Chief Executive Officer in the sector, having never led a metals or chemicals business of any kind before being hired.

As a reminder, visit www.StrengthenSynalloy.com to read the full letter and for comprehensive information pertaining to how stockholders can vote for Privet and UPG’s case for change on the WHITE Proxy Card.

About Privet Fund Management LLC

Privet Fund Management LLC is a private investment firm focused on investing in and partnering with small capitalization companies. The firm has flexible, long-term capital with the ability to effectuate investments across all levels of the capital structure. Privet was founded in 2007 and is based in Atlanta, GA.

About UPG Enterprises LLC

UPG Enterprises LLC is an operator of a diverse set of industrial companies focused on metals, manufacturing, distribution and logistics. Our success continues to be driven from within, starting with our dedicated employees who operate with a sense of urgency, commitment to customers and flexibility to do what's right on the spot without question. With 25 locations throughout North America, its operations continue to grow with the intention of building a business based on culture, respect and growth. Founded by two families with multi-generational experience in various industries, UPG prides itself on having a long-term approach to business, entrepreneurial spirit and excellent teams that represent its family of companies. To learn more, visit www.upgllc.com.

Contacts

Investors:

Saratoga Proxy Consulting
John Ferguson / Joe Mills, 212-257-1311
jferguson@saratogaproxy.com / jmills@saratogaproxy.com

Media:

Profile
Greg Marose / Charlotte Kiaie, 347-343-2999
gmarose@profileadvisors.com / ckiaie@profileadvisors.com